FOR IMMEDIATE RELEASE:

American Midstream Partners, LP

Reports Financial Results for the First Quarter 2012

DENVER, CO–May 14, 2012–American Midstream Partners, LP (NYSE: AMID) today reported financial results for the quarter ended March 31, 2012.

Gross margin for the first quarter of 2012 was $14.2 million, an increase of $1.9 million, or approximately 15%, compared to $12.3 million in the prior year period. The increase was due primarily to incremental gross margin from the Gathering and Processing segment, higher revenues on reimbursable projects, and higher NGL prices that positively impacted margins associated with processing plants.

Adjusted EBITDA for the first quarter of 2012 was $6.3 million, compared to $6.7 million in the prior year period. The decrease was primarily due to costs associated with being a publicly traded company.

Net income for the first quarter of 2012 was $1.7 million, compared to a net loss of $(3.5) million in the prior year period. Limited partners’ net income per common unit and subordinated unit for the first quarter of 2012 was $0.18, compared to limited partners’ net loss per common unit and subordinated unit of $(0.62) in the prior year period.

Distributable cash flow (DCF) for the first quarter of 2012 was $4.4 million compared to $4.6 million in the first quarter of 2011. DCF for the first quarter of 2012 represents 110 percent coverage of the first quarter distribution of $4.0 million, or $0.4325 per common and subordinated unit, which will be paid to unitholders on May 14, 2012.

Commenting on the quarterly results, Brian Bierbach, President and Chief Executive Officer said, “We are off to a strong start in 2012 with solid quarterly results during a period of volatile commodity prices. We continue to demonstrate the ability to achieve consistent results while executing on growth opportunities around our assets and beyond. Our combination of high-quality assets coupled with significant organic growth opportunities puts American Midstream in a very good position to continue delivering strong returns for our unitholders.”

REVIEW OF SEGMENT PERFORMANCE

Gross margin for the Partnership’s two segments increased to $14.2 million in the first quarter of 2012 from $12.3 million in the prior year period.

Gathering and Processing – The Gathering and Processing segment includes natural gas transportation and gathering, natural gas processing and treating, and selling or delivering natural gas and NGLs to various markets and pipeline systems.

For the Gathering and Processing segment, total natural gas throughput volumes averaged 367.3 million cubic feet (MMcf) per day and processed NGLs averaged 51.4 thousand gallons (Mgal) per day for the first quarter of 2012, compared to 242.8 MMcf per day of natural gas and 55.1 Mgal per day of processed NGLs for the prior year period.

Segment gross margin for Gathering and Processing was $9.4 million for the first quarter of 2012, compared with $8.2 million for the prior year period.

This increase in gross margin was primarily due to the incremental gross margin attributable to the acquired 50% non-operated interest in the Burns Point processing plant, higher revenues associated with reimbursable projects, and higher NGL prices that positively impacted our margins associated with our processing operations. The increase was offset by lower NGL production from the Bazor Ridge processing plant as a result of downtime for the gas-to-gas exchanger for maintenance and lower NGL production associated with elective processing agreement due to higher on-system deliveries.

Transmission – The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects for shippers.

For the Transmission segment, total natural gas throughput volumes averaged 393.3 MMcf per day, compared with 446.0 MMcf per day for the prior year period.

Segment gross margin for Transportation was $4.8 million for the first quarter of 2012, compared with $4.1 million for the prior year period. This increase of $0.7 million was primarily due to higher revenues from reimbursable projects and was partially offset by lower throughput volumes on our FERC regulated systems, due to decreased heating demand as a result of a warmer than expected winter.

Conference Call

American Midstream will conduct a conference call and webcast to discuss its first quarter 2012 financial results on Tuesday, May15, 2012, at 12:00 p.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The live call may also be accessed by dialing 800-659-1942 for domestic users or 617-614-2710 for international users. The passcode for both phone numbers is 97383440.

A replay of the audio webcast will be available shortly after the call on American Midstream’s website. A telephonic replay will be available through June 15, 2012 by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 46891526.

Non-GAAP Financial Measures

This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 19, 2012 and our Quarterly Report on Form 10-Q filed on May 14, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands except unit amounts)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$158	$871
Accounts receivable	1,357	1,218
Unbilled revenue	14,175	19,745
Risk management assets	461	456
Other current assets	4,723	3,323

Total current assets	20,874	25,613
Property, plant and equipment, net	165,212	170,231
Risk management assets – long term	79	—
Other assets, net	3,643	3,707

Total assets	$189,808	$199,551

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$477	$837
Accrued gas purchases	9,392	14,715
Risk management liabilities	396	635
Accrued expenses and other current liabilities	5,174	7,086

Total current liabilities	15,439	23,273
Other liabilities	8,563	8,612
Long-term debt	66,470	66,270

Total liabilities	90,472	98,155

Commitments and contingencies
Partners’ capital
General partner interest (0.2 and 0.2 million units issued and outstanding as of March 31, 2012 and December 31, 2011, respectively)	1,025	1,091
Limited partner interest (9.1 and 9.1 million units issued and outstanding as of March 31, 2012 and December 31, 2011, respectively)	97,893	99,890
Accumulated other comprehensive income	418	415

Total partners’ capital	99,336	101,396

Total liabilities and partners’ capital	$189,808	$199,551

American Midstream Partners, LP and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

	Three Months Ended March 31
	2012	2011
Revenue	$47,388	$67,265
Unrealized gain (loss) on commodity derivatives	323	(3,500)

Total revenue	47,711	63,765

Operating expenses:
Purchases of natural gas, NGLs and condensate	33,209	54,953
Direct operating expenses	3,240	3,058
Selling, general and administrative expenses	3,329	2,202
Transaction expenses	—	288
Equity compensation expense	331	473
Depreciation and accretion expense	5,159	5,037

Total operating expenses	45,268	66,011

Operating income (loss)	2,443	(2,246)
Other income (expenses):
Interest expense	(757)	(1,264)
Gain (loss) on sale of assets, net	5	—

Net income (loss)	$1,691	$(3,510)

General partner’s interest in net income (loss)	$34	$(70)

Limited partners’ interest in net income (loss)	$1,657	$(3,440)

Limited partners’ net income (loss) per unit (basic)	$0.18	$(0.62)

Weighted average number of units used in computation of limited partners’net income (loss) per unit (basic)	9,092	5,568

Limited partners’ net income (loss) per unit (diluted)	$0.18	$(0.62)

Weighted average number of units used in computation of limited partners’net income (loss) per unit (diluted)	9,250	5,568

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income	$1,691	$(3,510)
Add:
Depreciation and accretion expense	5,159	5,037
Interest expense	757	1,264
Unrealized loss (gain) on commodity derivatives	(323)	3,500
Non-cash equity compensation expense	331	335
Transaction expenses	—	288
Deduct:
COMA income	1,206	94
Straight-line amortization of put costs (1)	112	74
Other post employment benefit plan periodic benefit (cost)	21	—
Gain (loss) on sale of assets, net	5	—

Adjusted EBITDA	$6,271	$6,746

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$6,271	$6,746
Deduct:
Cash interest expense (1)	616	1,067
Integrity management costs (2)	375	375
Maintenance capital expenditures (3)	875	750

Distributable cash flow	$4,405	$4,554

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(2)	Amounts noted represent average estimated integrity management costs over the 7 year mandatory testing cycle.
(3)	Amounts noted represent estimated annual maintenance capital expenditures of $3.5 million which is what we expect to be required to maintain our assets over the long term.

Reconciliation of Net Cash Flows from Operating Activities to Distributable Cash Flow

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Reconciliation of Net Cash Flows from Operating Activities to Distributable Cash flow
Net cash provided / (used) in operating activities	$4,183	$5,067
Add:
Change in operating assets and liabilities	2,790	492
Interest expense	616	1,067
Transaction expenses	—	288
Deduct:
Cash interest expense (1)	616	1,067
Straight-line amortization of put costs (2)	112	74
COMA income	1,206	94
Integrity management costs (3)	375	375
Maintenance capital expenditures (4)	875	750

Distributable Cash Flow	$4,405	$4,554

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(2)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.
(3)	Amounts noted represent average estimated integrity management costs over the 7 year mandatory testing cycle.
(4)	Amounts noted represent estimated annual maintenance capital expenditures of $3.5 million which is what we expect to be required to maintain our assets over the long term.

Reconciliation of Gross Margin to Net Income

(In thousands)

	Gathering and Processing	Transmission	Total
	(in thousands)
Three months ended March 31, 2012
Revenue	$34,250	$13,138	$47,388
Segment gross margin (a)	9,418	4,761	14,179
Unrealized gain (loss) on commodity derivatives	323	—	323
Direct operating expenses	2,157	1,083	3,240
Selling, general and administrative expenses			3,329
Equity compensation expense			331
Depreciation and accretion expense			5,159
Gain (loss) on sale of assets, net			5
Interest expense			(757)
Net income (loss)			1,691

______________________________________

Three months ended March 31, 2011
Revenue	$48,084	$19,181	$67,265
Segment gross margin (a)	8,167	4,145	12,312
Unrealized gain (loss) on commodity derivatives	(3,500)	—	(3,500)
Direct operating expenses	1,949	1,109	3,058
Selling, general and administrative expenses			2,202
Transaction expenses			288
Equity compensation expense			473
Depreciation and accretion expense			5,037
Interest expense			(1,264)
Net income (loss)			(3,510)

(a)	Segment gross margin for our Gathering and Processing segment consists of total revenue less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of total revenue, less purchases of natural gas. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Appendix A

Note About Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow, and gross margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider any of Adjusted EBITDA, distributable cash flow, or gross margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, and gross margin may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (“COMA”) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to Adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.

We define distributable cash flow as Adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.

Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.

Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives. For the quarter ended March 31, 2012, $0.3 million of unrealized gains were excluded from gross margin and the Gathering and Processing segment gross margin.